EXHIBIT 23.2





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               Consent of Independent Certified Public Accountants

We have reissued our report dated January 8, 1999 accompanying the consolidated financial statements (not presented separately) of Metropolitan State Bank and Subsidiary (a wholly owned subsidiary of Lakeland Bancorp, Inc.) included in Lakeland Bancorp, Inc.'s Form 8-K dated October 12, 1999 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".

Grant Thornton LLP

Philadelphia, Pennsylvania
October 22, 1999